Exhibit 99.1

Applied DNA Signs Master Services Agreement with Stony Brook University Hospital for COVID-19 Diagnostic Assay Kit
and Automated Systems, Receives Initial Purchase Order

- Ensures Access to High Sensitivity, 100% Specificity High-Throughput Assay Kit to Meet Testing Needs -

STONY BROOK, N.Y. – September 29, 2020 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing that enables in vitro diagnostics, pre-clinical nucleic acid-based therapeutic drug candidates, supply chain security, anti-counterfeiting and anti-theft technology, today announced the signing of a Master Services Agreement (MSA) with Stony Brook University Hospital (“SBUH”), the largest academic medical center on Long Island, N.Y. Under the terms of the one-year MSA, Applied DNA will supply its EUA authorized LineaTM COVID-19 Assay Kit (the “Assay Kit”) to SBUH on an as-needed basis. Concurrently, the Company announced the receipt of an initial purchase order under the MSA. Terms of the MSA and initial purchase order were not disclosed.

Under the MSA, the Company designed and implemented an automated, high-throughput COVID-19 testing workflow in the SBUH clinical lab. The implemented high-throughput testing workflow is a fully integrated offering that includes equipment, software, and services leased through the Company, including robotic RNA extraction, robotic sample preparation, and RT-PCR custom software and interfaces with laboratory information systems. The testing workflow offers the SBUH clinical lab enhanced operational flexibility and an enhanced testing capacity with the Assay Kit. The Company is willing to offer similar equipment arrangements to other diagnostic labs looking for high sensitivity, high throughput testing solutions for COVID-19

COVID-19 diagnostic testing with the Assay Kit can be performed on a variety of PCR and nucleic acid extraction platforms using samples obtained from nasopharyngeal (NP) swabs or less intrusive anterior nasal (AN) swabs. Recent changes in the laws governing Laboratory Developed Tests (LDTs) allow certified laboratories to use the kit to tailor assays within a single certified laboratory for the device platforms they already have on hand. Saliva sampling and pooled testing methods for the Assay Kit have been developed by the Company for scaled Surveillance Testing within communities and organizations.

“Our collaboration and integration of high throughput automation and data systems with SBUH validates our complete solution. We are thrilled that SBUH chose our Assay Kit to meet its ongoing and evolving needs for a highly sensitive, high-throughput PCR-based diagnostic,” stated Dr. James A. Hayward, president and CEO of Applied DNA. “Our Assay Kit used in conjunction with the high-throughput workflows implemented by the Company at SBUH’s clinical lab gives SBUH a strong testing infrastructure to enable the testing of multiple affiliated populations, including patients, staff, and our surrounding community.”

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

About the LineaTM COVID-19 Assay Kit

The LineaTM COVID-19 Assay Kit is authorized by FDA EUA for the qualitative detection of nucleic acid from SARS-CoV-2 in respiratory specimens including anterior nasal swabs, self-collected at a healthcare location or collected by a healthcare worker, and nasopharyngeal and oropharyngeal swabs, mid-turbinate nasal swabs, nasopharyngeal washes/aspirates or nasal aspirates, and bronchoalveolar lavage (BAL) specimens collected by a healthcare worker from individuals who are suspected of COVID-19 by their healthcare provider.

The scope of the LineaTM COVID-19 Assay Kit EUA, as amended, is expressly limited to use consistent with the Instructions for Use by authorized laboratories, certified under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) to perform high complexity tests. The EUA will be effective until the declaration that circumstances exist justifying the authorization of the emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 is terminated or until the EUA’s prior termination or revocation. The diagnostic kit has not been FDA cleared or approved, and the EUA’s limited authorization is only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the possibility of a failure to make timely payment on its outstanding secured convertible notes and resulting enforcement by noteholders of remedies on collateral which includes substantially all of Applied DNA’s assets, its history of net losses, limited financial resources, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partners diagnostic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 12, 2019 and our subsequent quarterly reports on Form 10-Q filed on February 6, 2020, May 14, 2020 and August 6, 2020, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, Applied DNA Sciences, 917-733-5573, sanjay.hurry@adnas.com

Program contact: Brian Viscount, Applied DNA Sciences, 631-240-8877, brian.viscount@adnas.com

Web: www.adnas.com

Twitter: @APDN